SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 1)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 819,656 (See Item 4)
6. SHARED VOTING POWER 1,548,483 (See Item 4)
7. SOLE DISPOSITIVE POWER 819,656 (See Item 4)
8. SHARED DISPOSITIVE POWER 1,548,483 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,368,139
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.4%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon, Custodian
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 206,136 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 206,136 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 206,136
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 3 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John B. Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 85,308 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 85,308 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,308
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 4 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 169,579 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 169,579 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 169,579
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 31,389 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 31,389 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,389
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Revocable Trust, dated March 27, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 549,668 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 549,668 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,668
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Revocable Trust, dated February 17, 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 37,527 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 37,527 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,527
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Grantor Retained Annuity Trust 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 37,911 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 37,911 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 37,911 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 37,911 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Melissa Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 82,861 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 82,861 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,861
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 12 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Matthew Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 82,860 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 82,860 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,860
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 13 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 82,860 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 82,860 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,860
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 14 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 52,311 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 52,311 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,311
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 15 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman 2006 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 38,764 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 38,764 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,764
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 16 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman 2007 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 400,000 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 400,000 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 17 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon 2003 GRAT Remainder Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 287,101 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 287,101 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 287,101
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 18 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon March 2008 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER -0- (See Item 4)
6. SHARED VOTING POWER 100,000 (See Item 4)
7. SOLE DISPOSITIVE POWER -0- (See Item 4)
8. SHARED DISPOSITIVE POWER 100,000 (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 19 of 31 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman March 2008 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 80,000 (See Item 4)
6. SHARED VOTING POWER -0- (See Item 4)
7. SOLE DISPOSITIVE POWER 80,000 (See Item 4)
8. SHARED DISPOSITIVE POWER -0- (See Item 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 80,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 20 of 31 pages

CUSIP No. 679580100

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

		(i)	Audrey L. Congdon

		(ii)	Audrey L. Congdon, Custodian

		(iii)	John B. Yowell

		(iv)	Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992

		(v)	Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004

		(vi)	Audrey L. Congdon Revocable Trust, dated March 27, 1992

		(vii)	Audrey Lee Congdon Revocable Trust, dated February 17, 2005

		(viii)	Audrey L. Congdon Grantor Retained Annuity Trust 2005

		(ix)	Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell

		(x)	Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell

		(xi)	Melissa Penley Trust #1

		(xii)	Matthew Penley Trust #1

		(xiii)	Mark Penley Trust #1

		(xiv)	Karen C. Pigman Grantor Retained Annuity Trust

		(xv)	Karen C. Pigman 2006 Grantor Retained Annuity Trust

		(xvi)	Karen C. Pigman 2007 Grantor Retained Annuity Trust

		(xvii)	Earl E. Congdon 2003 GRAT Remainder Trust

		(xviii)	Audrey L. Congdon March 2008 Grantor Retained Annuity Trust

		(xix)	Karen C. Pigman March 2008 Grantor Retained Annuity Trust

	(b)	Address of Principal Business Office or, if None, Residence:

		As to (i) through (x) and (xviii):	606 Hillcrest Drive High Point, NC 27262

		As to (xi) through (xvi) and (xix):	602 Hillcrest Drive High Point, NC 27262

		As to (xvii):	20 Harborage Isle Fort Lauderdale, FL 33316

	(c)	Citizenship:

As to (i) through (iii):	USA

As to (iv) through (xvi) and (xviii) through (xix):	North Carolina

As to (xvii):	Florida

(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

Page 21 of 31 pages

CUSIP No. 679580100

(e) CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Audrey L. Congdon, Audrey L. Congdon, Custodian, John B. Yowell, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, the Audrey L. Congdon Revocable Trust, dated March 27, 1992, the Audrey Lee Congdon Revocable Trust, dated February 17, 2005, the Audrey L. Congdon Grantor Retained Annuity Trust 2005, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, the Melissa Penley Trust #1, the Matthew Penley Trust #1, the Mark Penley Trust #1, the Karen C. Pigman Grantor Retained Annuity Trust, the Karen C. Pigman 2006 Grantor Retained Annuity Trust, the Karen C. Pigman 2007 Grantor Retained Annuity Trust, the Earl E. Congdon 2003 GRAT Remainder Trust, the Audrey L. Congdon March 2008 Grantor Retained Annuity Trust and the Karen C. Pigman March 2008 Grantor Retained Annuity Trust. The total securities reported is 2,368,139 shares of the Issuer’s Common Stock, which constitutes 6.4% of such shares as of December 31, 2008.

As of December 31, 2008, Audrey L. Congdon has sole voting and dispositive power with respect to 819,656 shares (2.2%) of the Issuer’s Common Stock, of which 82,861 shares are held by the Melissa Penley Trust #1, 82,860 shares are held by the Matthew Penley Trust #1, 82,860 shares are held by the Mark Penley Trust #1, 52,311 shares are held by the Karen C. Pigman Grantor Retained Annuity Trust, 38,764 shares are held by the Karen C. Pigman 2006 Grantor Retained Annuity Trust, 400,000 shares are held by the Karen C. Pigman 2007 Grantor Retained Annuity Trust and 80,000 shares are held by the Karen C. Pigman March 2008 Grantor Retained Annuity Trust. She shares voting and dispositive power with respect to 1,548,483 shares (4.2%) of the Issuer’s Common Stock, consisting of 5,953 shares held by Audrey L. Congdon, 206,136 shares held by Audrey L. Congdon as custodian for her children, 85,308 shares held by John B. Yowell, 169,579 shares held by the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, 31,389 shares held by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, 549,668 shares held by the Audrey L. Congdon Revocable Trust, dated March 27, 1992, 37,527 shares held by the Audrey Lee Congdon Revocable Trust, dated February, 17, 2005, no shares held by the Audrey L. Congdon Grantor Retained Annuity Trust 2005, 37,911 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, 37,911 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, 287,101 shares held by the Earl E. Congdon 2003 GRAT Remainder Trust and 100,000 shares held by the Audrey L. Congdon March 2008 Grantor Retained Annuity Trust. Audrey L. Congdon beneficially owns a total of 2,362,186 shares (6.3%) of the Issuer’s Common Stock.

As of December 31, 2008, Audrey L. Congdon, as custodian for her children, owns directly 206,136 shares (0.6%) of the Issuer’s Common Stock. Although Audrey L. Congdon has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, John B. Yowell, the husband of Audrey L. Congdon, owns directly 68,016 shares (0.2%) of the Issuer’s Common Stock and 17,292 shares (0.05%) of the Issuer’s Common Stock through his 401(k) plan. Although John B. Yowell has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, beneficially owns 169,579 shares (0.5%) of the Issuer’s Common Stock. Although John B. Yowell, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

Page 22 of 31 pages

CUSIP No. 679580100

As of December 31, 2008, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, beneficially owns 31,389 shares (0.1%) of the Issuer’s Common Stock. Although David S. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose. David S. Congdon is the brother of Audrey L. Congdon.

As of December 31, 2008, the Audrey L. Congdon Revocable Trust, dated March 27, 1992, beneficially owns 549,668 shares (1.5%) of the Issuer’s Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, the Audrey Lee Congdon Revocable Trust, dated February 17, 2005, beneficially owns 37,527 shares (0.1%) of the Issuer’s Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, the Audrey L. Congdon Grantor Retained Annuity Trust 2005 beneficially owns no shares (0.0%) of the Issuer’s Common Stock.

As of December 31, 2008, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, beneficially owns 37,911 shares (0.1%) of the Issuer’s Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, beneficially owns 37,911 shares (0.1%) of the Issuer’s Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2008, the Melissa Penley Trust #1 beneficially owns 82,861 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Matthew Penley Trust #1 beneficially owns 82,860 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Mark Penley Trust #1 beneficially owns 82,860 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Karen C. Pigman Grantor Retained Annuity Trust beneficially owns 52,311 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Karen C. Pigman 2006 Grantor Retained Annuity Trust beneficially owns 38,764 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Karen C. Pigman 2007 Grantor Retained Annuity Trust beneficially owns 400,000 shares (1.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2008, the Earl E. Congdon 2003 GRAT Remainder Trust beneficially owns 287,101 shares (0.8%) of the Issuer’s Common Stock. Audrey L. Congdon, as co-trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2008, the Audrey L. Congdon March 2008 Grantor Retained Annuity Trust beneficially owns 100,000 shares (0.3%) of the Issuer’s Common Stock. Although Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

Page 23 of 31 pages

CUSIP No. 679580100

As of December 31, 2008, the Karen C. Pigman March 2008 Grantor Retained Annuity Trust beneficially owns 80,000 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

(a)	Amount beneficially owned:

	(i)	2,368,139

	(ii)	206,136

	(iii)	85,308

	(iv)	169,579

	(v)	31,389

	(vi)	549,668

	(vii)	37,527

	(viii)	-0-

	(ix)	37,911

	(x)	37,911

	(xi)	82,861

	(xii)	82,860

	(xiii)	82,860

	(xiv)	52,311

	(xv)	38,764

	(xvi)	400,000

	(xvii)	287,101

	(xviii)	100,000

	(xix)	80,000

(b)	Percent of Class:

	(i)	6.4%

	(ii)	0.6%

	(iii)	0.2%

	(iv)	0.5%

	(v)	0.1%

	(vi)	1.5%

	(vii)	0.1%

	(viii)	0.0%

	(ix)	0.1%

	(x)	0.1%

	(xi)	0.2%

	(xii)	0.2%

	(xiii)	0.2%

	(xiv)	0.1%

	(xv)	0.1%

	(xvi)	1.1%

	(xvii)	0.8%

	(xviii)	0.3%

	(xix)	0.2%

(c)	Number of Shares as to which such person has:

Page 24 of 31 pages

CUSIP No. 679580100

(i)	Sole power to vote or to direct the vote

	(i)	819,656

	(ii)	-0-

	(iii)	-0-

	(iv)	-0-

	(v)	-0-

	(vi)	-0-

	(vii)	-0-

	(viii)	-0-

	(ix)	-0-

	(x)	-0-

	(xi)	82,861

	(xii)	82,860

	(xiii)	82,860

	(xiv)	52,311

	(xv)	38,764

	(xvi)	400,000

	(xvii)	-0-

	(xviii)	-0-

	(xix)	80,000

(ii)	Shared power to vote or to direct the vote

	(i)	1,548,483

	(ii)	206,136

	(iii)	85,308

	(iv)	169,579

	(v)	31,389

	(vi)	549,668

	(vii)	37,527

	(viii)	-0-

	(ix)	37,911

	(x)	37,911

	(xi)	-0-

	(xii)	-0-

	(xiii)	-0-

	(xiv)	-0-

	(xv)	-0-

	(xvi)	-0-

	(xvii)	287,101

	(xviii)	100,000

	(xix)	-0-

(iii)	Sole power to dispose or to direct the disposition of

	(i)	819,656

	(ii)	-0-

	(iii)	-0-

	(iv)	-0-

	(v)	-0-

	(vi)	-0-

Page 25 of 31 pages

CUSIP No. 679580100

		(vii)	-0-

		(viii)	-0-

		(ix)	-0-

		(x)	-0-

		(xi)	82,861

		(xii)	82,860

		(xiii)	82,860

		(xiv)	52,311

		(xv)	38,764

		(xvi)	400,000

		(xvii)	-0-

		(xviii)	-0-

		(xix)	80,000

	(iv)	Shared power to dispose or to direct the disposition of

		(i)	1,548,483

		(ii)	206,136

		(iii)	85,308

		(iv)	169,579

		(v)	31,389

		(vi)	549,668

		(vii)	37,527

		(viii)	-0-

		(ix)	37,911

		(x)	37,911

		(xi)	-0-

		(xii)	-0-

		(xiii)	-0-

		(xiv)	-0-

		(xv)	-0-

		(xvi)	-0-

		(xvii)	287,101

		(xviii)	100,000

		(xix)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

	See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

	Not Applicable

Item 8.	Identification and Classification of Members of the Group

Page 26 of 31 pages

CUSIP No. 679580100

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 27 of 31 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 4, 2009

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY L. CONGDON, CUSTODIAN

/s/ Audrey L. Congdon
Audrey L. Congdon, Custodian

JOHN B. YOWELL

/s/ John B. Yowell
John B. Yowell

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ John B. Yowell
John B. Yowell, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon, Trustee
David S. Congdon, Trustee

AUDREY L. CONGDON REVOCABLE TRUST, DATED MAY 27, 1992

By:	/s/ Audrey L. Congdon, Trustee
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY L. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 28 of 31 pages

CUSIP No. 679580100

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN 2006 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN 2007 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON 2003 GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

AUDREY L. CONGDON MARCH 2008 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN MARCH 2008 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 29 of 31 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 4, 2009.

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY L. CONGDON, CUSTODIAN

/s/ Audrey L. Congdon
Audrey L. Congdon, Custodian

JOHN B. YOWELL

/s/ John B. Yowell
John B. Yowell

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ John B. Yowell
John B. Yowell, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon, Trustee
David S. Congdon, Trustee

AUDREY L. CONGDON REVOCABLE TRUST, DATED MAY 27, 1992

By:	/s/ Audrey L. Congdon, Trustee
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY L. CONGDON GRANTOR RETAINED ANNUITY TRUST 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 30 of 31 pages

CUSIP No. 679580100

IRREVOCABLE TRUST, DATED DECEMBER 18,1998, FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN 2006 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN 2007 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON 2003 GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

AUDREY L. CONGDON MARCH 2008 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN MARCH 2008 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 31 of 31 pages